Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re QUANTUMSCAPE CORP. )

) C.A. No. 2023- -

VERIFIED PETITION FOR RELIEF PURSUANT TO 8 DEL. C. § 205

Petitioner QuantumScape Corporation (the “Company”), by and through its undersigned counsel, petitions the Court pursuant to 8 Del. C. § 205 as follows:

NATURE OF THE ACTION

1.
The Company respectfully requests that the Court validate the filing and effectiveness of its Amended and Restated Certificate of Incorporation dated November 25, 2020 (the “Charter,” attached as Exhibit A) and the issuance of millions of shares thereunder, the validity of which has been called into question by a recent decision of this Court, Garfield v. Boxed, Inc., 2022 WL 17959766 (Del. Ch. Dec. 27, 2022).
2.
At a special meeting of the Company’s stockholders held on November 25, 2020 (the “Special Meeting”), the stockholders voted on a series of proposals in connection with the de-SPAC transaction (the “Transaction”) in which the Company (then known as Kensington Capital Acquisition Corp.) would acquire QuantumScape Battery, Inc. (“Legacy QuantumScape”). Among other things, the Transaction entailed adopting the Charter, issuing shares of the Company’s Class A and Class B Common Stock, and effectuating the conversion of preferred stock.

3.
At the Special Meeting, the Company’s stockholders approved the adoption of the Charter, which amended certain provisions of the Company’s then- effective Amended and Restated Certificate of Incorporation dated June 25, 2020 (the “Old Charter,” attached as Exhibit B) including:
(a)
amending Article IV, Section 4.1 to increase the number of authorized shares of Class A Common Stock from 100 million to 1 billion, of Class B Common Stock from 10 million to 250 million, and of Preferred Stock from 1 million to 100 million (the “Share Increase Amendment”); and
(b)
making certain other changes to the Old Charter, including adopting new Article V, Section 4.3 to opt out of the separate class voting requirements of Section 242(b)(2) of the Delaware General Corporation Law (“DGCL”) with respect to the adoption of future charter amendments that increase or decrease “the number of authorized shares of Common Stock or any class or series thereof,” while preserving the right to a separate class vote of the Class B Common Stock for increases or decreases in the number of authorized shares of Class B Common Stock (the “Opt-Out Amendment” and, together with the Share Increase Amendment, the “Charter Amendments”).
4.
The Charter Amendments were each approved during the Special Meeting by the affirmative vote of holders of a majority of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class (the “Voting Standard”). The Company’s stockholders also voted to approve the Transaction.

5.
On November 25, 2020, after the Special Meeting and in reliance on the effectiveness of the stockholder votes approving the Charter Amendments, the Company filed the Charter with the Delaware Secretary of State, and it became effective that day. That same day, in connection with the closing of the Transaction and a concurrent PIPE financing transaction, the Company issued a total of 166,469,223 shares of Class A Common Stock and 158,271,287 shares of Class B Common Stock. These issuances are referred to collectively as the “Share Issuances.” Following the Transaction, the number of shares of Class A Common Stock outstanding increased from 23,000,000 before the Transaction to 189,469,223, and the number of shares of Class B Common Stock outstanding increased from 5,750,000 before the Transaction to 158,271,287 shares.
6.
Two years passed, throughout which the Company’s Class A Common Stock has traded actively on the NYSE. The average daily trading volume in that period is several million shares.
7.
The Company had no reason to question the validity of the Charter Amendments until the Court’s December 27, 2022 decision in Boxed. Like the Company here, the defendant company in Boxed sought stockholder approval to amend its charter to increase the number of authorized shares of Class A common stock in connection with a de-SPAC transaction, and sought approval of its common stockholders voting as a single class, similar to the Voting Standard. The Boxed plaintiff made a demand on Boxed, contending that under Section 242(b) of the DGCL, Boxed’s Class A and Class B common stockholders were required to approve the proposed amendment voting as separate classes. Boxed acceded to the demand and altered the approval standard for the proposed amendment. The plaintiff then moved for an award of a mootness fee. The parties joined issue on whether the plaintiff’s demand had been meritorious—that is, whether a separate class vote was required—or whether the Class A Common Stock and Class B Common Stock were instead series within a single class of stock. The Court held for the plaintiff, concluding that a separate class vote was required because (i) Boxed’s charter used the word “class,” rather than “series,” to describe the Class A shares; (ii) Boxed’s charter authorized three classes of stock (Class A, Class B, and Preferred), fixing the number of shares and par value of each, as permitted by Section 102(a)(4) of the DGCL; and (iii) the charter allowed the board to provide for series of preferred stock by resolution but did not include any board authority to similarly fix series of common stock.

8.
On or about January 27, 2023, the Company received a demand from a stockholder questioning the validity of the Charter Amendments (the “Demand Letter”). The Demand Letter asserted that, in light of Boxed, the Class A Common

Stock and Class B Common Stock were separate classes of stock and that the Charter Amendments were unauthorized because they did not receive the approval of a majority of the outstanding shares of Class A Common Stock voting as a separate class. The Demand Letter demanded that the Company, among other things, seek ratification or validation of the Share Increase Amendment pursuant to Section 204 or Section 205 of the DGCL and seek stockholder approval of the Opt-Out Amendment or file a certificate of correction voiding the Opt-Out Amendment.

9.
At least nine petitions seeking Section 205 validation have been filed in this Court since Boxed was decided. Many former SPACs, like the Company here, interpreted Class A and Class B Common Stock to be series of stock within a single class of common stock. The Old Charter, like the charter in Boxed and the charters at issue in the other cases seeking Section 205 validation, contain similar pertinent provisions. For example, Article IV, Section 4.1 of the Old Charter states, “[t]he total number of shares of all classes of capital stock, each with a par value of

$0.0001 per share, that the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A Common Stock, and (ii) 10,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock.” Ex. B Art. IV § 4.1 (internal definitions omitted). The use of the word “including,” as well as the structure breaking out the Class A and B as subparts within “common stock,” led the Company to reasonably believe that Class A and Class B Common Stock are series within the broader class of common stock, but Boxed has called that interpretation into question.

10.
Regardless, the result in Boxed creates uncertainty as to the validity of the Charter (including the Charter Amendments) and the Share Issuances in reliance thereon, and the Company is unable to identify which of its outstanding shares of common stock are subject to that uncertainty.
11.
Therefore, the Company brings this action pursuant to 8 Del. C. § 205 to validate the filing and effectiveness of the Charter, including the specific Charter Amendments, and Share Issuances in reliance on those amendments. As discussed in greater detail below, each of the Section 205 factors supports validation. The Charter Amendments and Share Issuances were approved and effectuated with the belief that they complied with the DGCL, the Old Charter and the bylaws of the Company. The Company and its board of directors have treated the Charter Amendments and Share Issuances as valid, and they, along with many stockholders and other third parties, have acted in reliance on their validity. No one will be harmed by the validation of the Charter and Share Issuances. On the contrary, validating them will uphold the Company’s and its stockholders’ expectations. Meanwhile, refusing validation will throw the Company’s capital structure and the value of its stockholders’ investments into question, jeopardizing the Company’s ability to obtain funding and operate in the ordinary course. Validation under the circumstances would be equitable; this is precisely the scenario for which Section 205 was designed.

FACTUAL ALLEGATIONS

12.
The Company is a Delaware corporation that began its life as a SPAC called Kensington Capital Acquisition Corp. on April 17, 2020. Since the Transaction closed on November 25, 2020, when a wholly owned subsidiary of the Company merged with and into Legacy QuantumScape, the Company has been a publicly traded holding company for Legacy QuantumScape, its operating subsidiary, which develops next generation solid-state lithium-metal batteries.
A.
The Proxy and Text of the Charter Amendments
13.
On November 12, 2020, the Company filed a proxy statement and prospectus on Form 424B3 with the SEC in connection with the forthcoming Special Meeting (the “Proxy,” excerpts attached as Exhibit C). The Proxy identifies 10 proposals to be voted on at the Special Meeting, including the two Charter Amendments at issue in this Petition.
14.
Proposal No. 2, the Authorized Share Charter Proposal, would result in the Share Increase Amendment.

Proposal No. 2 – a proposed amendment to (a) increase the number of authorized shares of Class A Common Stock from 100,000,000 to 1,000,000,000, (b) increase the number of authorized shares of Class B Common Stock from 10,000,000 to 250,000,000, and (c) increase the number of authorized shares of Preferred Stock from 1,000,000 to 100,000,000.

Ex. C at 131.

15.
Proposal No. 5, the Additional Charter Proposal, would result in, among other things, the Opt-Out Amendment.

Proposal No. 5 – a set of proposed amendments to, among other things, “make such other changes that the Kensington Board deems appropriate for a public operating company.” This proposal included the Opt-Out Amendment, which amended the Old Charter to allow future changes to the number of authorized shares of Common Stock or any class or series thereof (except Class B shares) to be approved by the holders of a majority of the voting power of the Class A and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Id. at 135-36.

16.
Approval of the Charter Amendments was subject to the Voting Standard. Id. at 131, 137.
B.
The Special Meeting and Vote
17.
There were 28,750,000 shares of common stock outstanding and entitled to vote at the Special Meeting, consisting of 23,000,000 shares of Class A Common Stock outstanding and 5,750,000 shares of Class B Common Stock outstanding. Id. at 88. The Share Increase Amendment received the affirmative vote of 15,806,756 shares of common stock, a majority of the 28,750,000 shares entitled to vote. QuantumScape Corp., Form 8-K, Nov. 27, 2020 (the “8-K,” attached as

Exhibit D). The Company therefore believed the Share Increase Amendment had received the requisite stockholder vote and had been approved.

18.
The Opt-Out Amendment received the affirmative vote of 15,617,803 shares of common stock, a majority of the 28,750,000 shares entitled to vote. Id. The Company therefore believed the Opt-Out Amendment had received the requisite stockholder vote and had been approved.
19.
Both Charter Amendments were approved by approximately 43% of the total outstanding shares of Class A Common Stock entitled to vote at the Special Meeting.
20.
Following the Special Meeting, the Company and its board of directors treated the approval of the Share Increase and Opt-Out Amendments as valid, as evidenced by the Company’s subsequent actions and disclosures. As discussed above, immediately following the Special Meeting, the Company filed the Charter with the Delaware Secretary of State and made the Share Issuances, in which over 324 million shares of common stock were issued to existing and new stockholders.1
21.
The Company’s shares have traded publicly for over two years, with an average daily trading volume in the millions. According to Yahoo! Finance, in the

1 The Share Issuances included 5,750,000 shares of Class A Common Stock issued upon conversion of existing shares of Class B Common Stock and 50 million shares of Class A Common Stock issued as part of a PIPE financing transaction.

last three months the Company’s average daily trading volume was approximately

7.5 million shares.

22.
As disclosed in the Company’s most recent quarterly report, filed on October 28, 2022, the Company had 435,957,348 shares of common stock outstanding as of October 21, 2022. QuantumScape Inc., Form 10-Q at i, Oct. 28, 2022.
23.
Since the closing of the Transaction, the Company has issued additional shares of Class A Common Stock in connection with a stock offering, a private financing, and in connection with equity compensation plans. In a follow-on public offering in March 2021, the Company raised approximately $500 million by selling over 10 million shares of Class A Common Stock.

ALL SECTION 205 FACTORS POINT IN FAVOR OF VALIDATION

24.
The uncertainty regarding the Company’s capital structure, the validity of its Charter, the Share Issuances, and the results of subsequent stockholder votes created by the Boxed decision is causing—and will continue to cause—the Company and its stockholders harm.
25.
In considering a petition under Section 205, the Court is called on to consider: (1) whether the defective corporate act was originally approved or effectuated with the belief that the approval or effectuation was in compliance with the provisions of the DGCL, the charter or the bylaws of the company; (2) whether the corporation and the board of directors treated the defective corporate act as a valid act and whether any person acted in reliance on the public record that the defective corporate act was valid; (3) whether anyone was or will be harmed by the validation of the defective corporate act, excluding any harm that would have resulted if the defective act had been valid when approved or effectuated; (4) whether anyone will be harmed by the failure to validate the defective corporate act; and (5) other factors or considerations the Court deems just and equitable. 8 Del. C.

§ 205(d).

26.
Without prompt relief from this Court validating the filing and effectiveness of the Charter (which implemented the Charter Amendments) and the Share Issuances, the Company faces the risk of immediate and substantial irreparable harm due to uncertainty as to the validity of the shares of common stock issued, or that may be issued, in reliance on the Charter Amendments. The uncertainty surrounding the validity of the Company’s outstanding shares of Class A Common Stock—millions of which actively trade on the NYSE—could cause market disruption, disrupt the Company’s important commercial relationships, result in legal claims by Company stockholders, and ultimately lead to loss of value for the Company’s stockholders and loss of eligibility to remain listed on the NYSE. Moreover, the Company cannot determine with certainty which stockholders hold stock authorized pursuant to the Share Increase Amendment, creating uncertainty as to past and future voting results.

27.
The recent uncertainty regarding the Company’s validly issued common stock also threatens to jeopardize the Company’s financial positions, employee relationships, and operational matters. The Company depends on the ability to regularly access the capital markets to fund its ongoing business and financial needs. This access depends on the ability to make representations about the capitalization of the Company. The Company anticipates that it may need to raise significant capital, including through potential sales of its Class A Common Stock and other securities, to execute its business plan, reach development and production targets, and continue ongoing operations. For example, on July 29, 2022, the Company filed a prospectus announcing that it is contemplating making offerings of its securities, including shares of its Class A Common Stock. Completing such an offering would require the Company to make accurate representations regarding capitalization and the validity of the shares that may be sold. Any uncertainty regarding the validity of the Company’s stock could prevent the Company from raising additional capital and could negatively impact the Company’s business operations. The Company also relies on its available shares of stock as compensation for its employees and directors with stock-based compensation plans, as well as relying on stock-based compensation to attract new talent. The Company has an upcoming annual meeting where it will need to know how many shares it has outstanding and which shares are entitled to vote on matters at the annual meeting.

28.
Furthermore, the Company must file its Annual Report on Form 10-K by March 1, 2023 or, at the very latest, March 15, 2023 if the Company obtains an extension. The uncertainty regarding the validity of the Company’s common stock has created uncertainty as to the representations the Company can make in its Form 10-K, which could impact the willingness of the Company’s auditors to provide consent for the filing of the Form 10-K. An inability to file the Form 10-K by the deadline could adversely affect the Company’s ability to obtain financing and issue equity.
29.
The Charter Amendments were approved with the genuine belief that they were being enacted in accordance with Delaware law and the Old Charter. After the Company received the Demand Letter, it acted quickly to investigate and analyze the allegations. None of the current pending litigation against the Company has raised this issue and the Company believed the Charter Amendments to have been validly adopted until the Court’s decision in Boxed called the structure of the Old Charter (and the structures of many other former SPAC charters) into question.
30.
The Company is unable to ratify the Charter (including the Charter Amendments) and related Share Issuances in a timely manner pursuant to Section

204 of the DGCL because any such ratification would require a vote of the holders of the Company’s valid stock under Section 204(c) and (d), and it is unclear which stockholders would be able to vote on such a ratification. It has been over two years since the vote on the Charter Amendments, and the Company’s Class A Common Stock has been actively traded on the NYSE since that date. Thus, the Company has no way to effectively trace the shares that were issued prior to the Charter Amendments. And since the Company went from 23,000,000 to over 189,469,223 outstanding shares of Class A Common Stock upon the closing of the Transaction on November 25, 2020, even the 100,000,000 shares of Class A Common Stock authorized under the Original Charter cannot be identified because a large portion of such shares were issued simultaneously with the shares in question under the Share Increase Amendment. As a result, even if the original 23,000,000 outstanding Class A Common shares could conceivably be traced, that would leave approximately 94% of the Company’s purported Class A shares outstanding unable to vote on the ratification or at the upcoming annual meeting.2

31.
On top of the other factors, equity supports validation. Granting the relief sought in this Petition would place the Company and its investors in the

2 Based on 356,503,201 shares of Class A Common Stock outstanding as of October 21, 2022. QuantumScape Inc., Form 10-Q, Oct. 28, 2022.

position they have believed themselves to be in since the Charter Amendments were approved, meanwhile harming no one.

32.
The Company respectfully asks this Court to validate the Charter, which implemented the Charter Amendments, and the resulting increase in the number of authorized shares of common stock, and Share Issuances, to prevent imminent and significant harm to the Company and its stockholders.

CAUSE OF ACTION

Validation of Corporate Acts Under 8 Del. C. § 205

33.
The Company repeats and reiterates the allegations above as if fully set forth herein.
34.
The Company is authorized to bring this petition under 8 Del. C.

§ 205(a).

35.
Pursuant to 8 Del. C. § 205(a), this Court has authority to determine the validity of any defective corporate act and putative stock. Defective corporate acts can include acts purportedly taken by the corporation that are within the power of a corporation but are void or voidable due to a failure of authorization. A failure of authorization includes, among other things, failure to authorize or effect an act or transaction in compliance with “(A) the provisions of [the DGCL], [or] (B) the certificate of incorporation or bylaws of the corporation . . . if and to the extent such failure would render such act or transaction void or voidable.” 8 Del. C. § 204(h)(2).

36.
The Company filed and effectuated the Charter implementing the Charter Amendments with the good faith belief that those amendments were adopted in compliance with Delaware law and the Old Charter.
37.
The Company has treated the Charter Amendments as valid, taken acts in reliance on those amendments, and treated as valid those acts taken in reliance on the amendments.
38.
The Company issued shares of common stock in reliance on the effectiveness of the Share Increase Amendment and has reflected those shares as issued and outstanding in all its SEC filings, financial statements, and third-party agreements requiring it to indicate the number of authorized shares of common stock since the time they were issued.
39.
Third parties, including financing sources, key business partners, stockholders, directors, officers, and employees, have relied upon the validity of the Charter Amendments and treated all acts in reliance on those amendments as valid.
40.
On information and belief, no one would be harmed by the validation of the Share Increase and Opt-Out Amendments. The results of the Special Meeting and the filing of the Charter Amendments thereafter were all disclosed publicly, and actions have been taken in good faith reliance thereon.
41.
As discussed above, the Company and its stockholders may be significantly, imminently, and irreparably harmed absent the relief requested.

PRAYER FOR RELIEF

WHEREFORE, the Company respectfully requests that this Court enter judgment as follows:

A.
Validating and declaring effective the Charter implementing the Charter Amendments, including the filing and effectiveness thereof;
B.
Validating and declaring effective all shares of common stock and securities issued in reliance on the effectiveness of the Charter; and
C.
Granting such other and further relief as this Court deems proper.

ASHBY & GEDDES, P.A.

/s/ F. Troupe Mickler IV

F. Troupe Mickler IV (#5361) Marie M. Degnan (#5602)

500 Delaware Avenue, 8th Floor

P.O. Box 1150

Wilmington, Delaware 19801

(302) 654-1888

Counsel for Petitioner QuantumScape Corporation

Dated: February 9, 2023